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                                                                      Exhibit 23


                               CONSENT OF KPMG LLP

The Board of Directors
Spiegel, Inc.:

We consent to incorporation by reference in the registration statements No. 33-69937, 33-19663, 33-32385, 33-38478, 33-44780, 33-56200 and 33-51755 on Form
S-8 of Spiegel, Inc. of our reports dated February 14, 2002, except for Note 2,
Note 3, Note 4, Note 5, Note 9, Note 11, Note 12 and Note 14, which are as of January 31, 2003, relating to the consolidated balance sheets of Spiegel, Inc. and subsidiaries as of December 29, 2001 and December 30, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 29, 2001, and related financial statement schedule, which reports appear in the December 29, 2001 annual report on Form 10-K of Spiegel, Inc.

The audit report on the consolidated financial statements of Spiegel, Inc. and subsidiaries referred to above contains an explanatory paragraph that the Company was not in compliance with certain restrictive covenants in its debt agreements, and accordingly, substantially all of the Company's debt is currently due and payable. In addition, the Company was not in compliance with certain provisions of agreements with the insurer of its asset-backed securitization transactions, and has been unable to negotiate amended agreements with its lenders. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 3 to the consolidated financial statements. The consolidated financial statements and the accompanying financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 6 to the consolidated financial statements, the Company changed its method of recording revenue for discount club memberships in 2000.

                                                 /s/ KPMG LLP
                                                 KPMG LLP

Chicago, Illinois
January 31, 2003

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